AMENDMENT NO. 2
TO THE
PERRIGO COMPANY PLC
2019 LONG-TERM INCENTIVE PLAN
WHEREAS, Perrigo Company plc (the “Company”) sponsors the Perrigo Company plc 2019 Long-Term Incentive Plan (the “Plan”); and
WHEREAS, the Company desires to amend the Plan to reflect the adoption of a separate Compensation Recovery Policy.
NOW, THEREFORE, by virtue and in exercise of the amending authority reserved by the Plan sponsor pursuant to Section 16(j) of the Plan, effective as of the dates set forth below, the Plan be, and it hereby is, amended as follows:

(j) FORFEITURE OF AWARDS.
I.For Section 16 Officers: With respect to each of Perrigo’s current and former executive officers who is or was designated as an officer of Perrigo in accordance with Rule 16a-1(f) of the Exchange Act (“Section 16 Officer”), any RSUs, PSUs, Restricted Shares, Performance Shares, Shares or other Award granted, earned, accrued, settled or acquired under the Plan (including Shares acquired through the exercise of Options and/or Stock Appreciation Rights), and any gains or profits on the sale of such Shares shall be subject to the Compensation Recovery Policy of Perrigo or any other “clawback” or recoupment policy later adopted by Perrigo.
II.For all other employees: With respect to each Participant who is not a Section 16 Officer, if Perrigo, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, and the Committee determines the Participant either knowingly engaged in or failed to prevent the misconduct, or the Participant’s actions or inactions with respect to the misconduct and restatement constituted gross negligence, the Participant shall (i) be required to reimburse Perrigo for any gain associated with any Option or Stock Appreciation Right exercised during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement (the “12-Month Window”), (ii) be required to reimburse Perrigo the amount of any payment (whether payment is made in cash, Shares or other property, and including any payment with respect to dividends and/or dividend equivalents) relating to any RSUs, PSUs, Restricted Shares and/or Performance Shares earned, accrued or settled during the 12-Month Window, and (iii) all outstanding Awards that have not yet been settled or exercised shall be immediately forfeited.  In addition, Shares acquired under the Plan (including Shares acquired through the exercise of Options and/or Stock Appreciation Rights), and any gains or profits on the sale of such Shares, shall be subject to any “clawback” or recoupment policy later adopted by Perrigo.
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IN WITNESS WHEREOF, Perrigo Company plc has caused this Amendment No. 2 to be executed by its duly authorized officer this 2nd day of August, 2023.

PERRIGO COMPANY PLC

By:	/s/ Kyle Hanson
Title:	Executive Vice President, General Counsel and Secretary

US.358374007.03